EXHIBIT 4

Omnibus Closing Agreement

This Omnibus Closing Agreement (this “Agreement”), is entered into as of September 18, 2015 (the “Effective Date”), by and among (1) TerraForm Global, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (“EMYC”), (2) TerraForm Global, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“Global”), (3) SunEdison, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“SunEdison”), (4) TerraForm Global Brazil Holding B.V., a cooperative (coöperatie) established under the laws of the Netherlands (“EMYC Sub”), (5) TERP GLBL Brasil I Participações S.A., a sociedade anonima (S.A.) organized under the laws of Brazil (“Buyer,” and together with EMYC, Global, SunEdison and EMYC Sub, the “TERG Parties”) and (6) Renova Energia, S.A., a sociedade anonima (S.A.) organized under the laws of Brazil (“Renova”). EMYC, Global, SunEdison, EMYC Sub, Buyer and Renova are herein referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Global, SunEdison and Renova have entered into that certain Securities Purchase Agreement, dated as of July 15, 2015 (the “Bahia SPA”), pursuant to which, among other things, Global (or Buyer) will purchase the Purchased Securities (as defined in the Bahia SPA) with respect to the Bahia Projects (as defined in the Bahia SPA);

WHEREAS, EMYC, Global, SunEdison and Renova have entered into that certain Securities Swap Agreement, dated as of July 15, 2015 (the “Salvador SSA,” and together with the Bahia SPA, the “Phase I Agreements”), pursuant to which, among other things, Renova and EMYC (or EMYC Sub) will swap the Swapped Securities (as defined in the Salvador SSA) with respect to the Salvador Projects (as defined in the Salvador SSA) for shares of TERG Common Stock (as defined in the Salvador SSA);

WHEREAS, the Parties have agreed to consummate the Closings (as defined in each of the Phase I Agreements) notwithstanding that certain existing Indebtedness (the “Debentures”) and Liens consisting of fiduciary assignments (cessão fiduciária em garantia) as described in further detail in Schedule I hereto with respect to the Salvador Projects and the Bahia Projects (the “Banco do Brasil Financing Liens”) arising pursuant to the debentures issued by Renova under the Indenture of 3rd Issuance of Debentures and held, in its totality, by Banco do Brasil (“BB”), pursuant to the agreements set forth on Schedule II hereto (the “Debenture Agreements”), will not be terminated or extinguished at or prior to the Closings;

WHEREAS, Renova has agreed to use commercially reasonable efforts to cause the release of the Banco do Brasil Financing Liens as soon as practicable after the Closings;

WHEREAS, the Parties intend that Renova provide certain collateral to Buyer and EMYC Sub in order to secure Renova’s obligation to cause the release of the Banco do Brasil Financing Liens hereunder, and to enter into certain other arrangements in connection therewith and in connection with the Closings, all as set forth in this Agreement;

WHEREAS, Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”) is the “Lender” under each of the loan agreements and ancillary agreements set forth on

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Schedule III hereto (the “BNDES Agreements”), and, pursuant to the terms of the BNDES Agreements, BNDES must consent to the transactions contemplated by the Phase I Agreements;

WHEREAS, BNDES has indicated that it will not provide an unconditional consent to the transactions contemplated by the Phase I Agreements prior to the contemplated Closing Date but will not declare a default under the BNDES Agreements if the Indebtedness represented by the BNDES Agreements is repaid in full by September 30, 2015, as described in the letters received from BNDES and attached as Schedule IV hereto (collectively hereinafter referred to as the “BNDES Consent”);

WHEREAS, the Parties have agreed to consummate the Closings on the basis of the BNDES Consent;

WHEREAS, the Parties have agreed to consummate the Closings notwithstanding that certain other conditions to Closing set forth in the Phase I Agreements will not be satisfied in full prior to the contemplated Closing Date;

WHEREAS, in consideration for each Party’s obligations hereunder, the Parties have agreed to certain limited waivers of the conditions to Closing set forth in the Phase I Agreements subject to the terms and conditions of this Agreement, as set forth herein; and

WHEREAS, the Parties agree to take certain other actions, as set forth herein, in connection with the consummation of the Closings and following the Closings.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1              Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the relevant Phase I Agreement, as applicable. The rules of interpretation set forth in Section 1.2 of the Phase I Agreements shall apply to this Agreement.

ARTICLE 2
BANCO DO BRASIL AGREEMENTS

2.1              Banco do Brasil Approvals. BB has consented, as required under the Debenture Agreements, to the transactions described in the Phase I Agreements and hereunder, including the (i) the Reorganization; (ii) the Closings; (iii) prepayment of the Debentures, at any time, provided that such prepayment shall be subject to a new fee (premium) agreed to by BB and Renova over the amount being prepaid if such prepayment occurs prior to the end of 36th month after the issuance of the Debentures, as set forth on Schedule 2.1 hereto (which for the avoidance of doubt will be the sole responsibility of Renova), in addition to the principal and interest amounts outstanding on prepayment date; and (iv) the Collateral; as described in the minutes of the debenture holders meeting of Renova and draft amendments to the Debenture Agreements

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attached as Schedule 2.1 hereto. Buyer hereby undertakes to execute as a party or intervening party, as applicable, the collateral agreements of the Debentures to be amended as set forth in the minutes of the debenture holders meeting of Renova and draft amendments attached as Schedule 2.1 hereto.

2.2              Transfer at Closing. Upon the terms and subject to the conditions of this Agreement, immediately after the Closings, Renova shall deposit or cause to be deposited into an escrow account (the “Escrow Account”) established pursuant to that certain Escrow Agreement, entered into concurrently herewith, by and among Citibank, N.A. (“Citibank”), Renova and EMYC Sub (the “Omnibus Escrow Agreement”), an amount in cash equal to US$5,000,000.

2.3              Acknowledgment; Release of Encumbrances. The Parties hereby acknowledge and agree that it is the intention of the Parties that after the Closings the Debentures shall be the sole obligation of Renova (and not the TERG Parties, except for the compliance by TERG Parties with all the covenants and obligations contained in the agreements with respect to the Banco do Brasil Financing Liens applicable to the TERG Parties) and that to the extent that the TERG Parties, the Holdco Entities or the Project Companies incur any liability in connection with the Debentures that Renova shall promptly reimburse such Person(s) for any such liability, except to the extent that any such liability is the result of a breach by any of the TERG Parties of any covenant or obligation contained in the agreements with respect to the Banco do Brasil Financing Liens. In connection therewith, Renova shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to cause the termination and release of the Banco do Brasil Financing Liens as soon as practicable after the Effective Date and in no event later than January 31, 2016. The form of any release of the Banco do Brasil Financing Liens shall be reasonably acceptable to the TERG Parties. Renova shall provide the TERG Parties and their representatives with an opportunity to review and comment on the form of any such release prior to execution by BB and/or any applicable party to the Debenture Agreements. For the avoidance of doubt, Renova hereby agrees and acknowledges that for purposes of this Section 2.2, commercially reasonable efforts for Renova shall include (a) providing BB with reasonably equivalent replacement collateral under the Debenture Agreements in order to replace the collateral granted pursuant to the Banco do Brasil Financing Liens (which collateral, for the avoidance of doubt, shall in no event be related in any way to the Salvador Projects or the Bahia Projects) and (b) if BB does not agree to accept replacement collateral and release the Banco do Brasil Financing Liens, repayment of the Debentures in full. The TERG Parties hereby acknowledge that BB’s consent, as set forth in Section 2.1, is subject to the execution of new agreements with respect to Banco do Brasil Financing Liens substantially in the forms attached in Schedule 2.3 attached hereto. Therefore, the TERG Parties undertake to execute such agreements in substantially the forms attached hereto in Schedule 2.3, as applicable, and to provide all reasonable documentation, as may be requested by BB in connection with the amendments to the agreements of the Banco do Brasil Financing Liens.

2.4              Escrow Release and Global Dividend Payments.

(a)                In the event that the Banco do Brasil Financing Liens are not terminated and extinguished to the reasonable satisfaction of the TERG Parties on or before September 25,

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2015, Global shall deposit into the Escrow Account any dividends that are otherwise payable to Renova in respect of the shares of TERG Common Stock issued to Renova pursuant to the terms of the Salvador SSA for the third and fourth quarters of 2015. Renova hereby consents to the payment of its dividends for the third and fourth quarters of 2015 as described in the preceding sentence and hereby acknowledges and agrees that all such amounts shall be considered for all purposes as having been paid to Renova by Global as a dividend on the applicable shares of TERG Common Stock. Renova hereby agrees to cooperate with Global in connection with implementing the arrangements contemplated by this Section 2.4(a), including the execution and delivery of any further documents or instruments that Global considers necessary or advisable in connection therewith.

(b)               In the event that, at any time following September 25, 2015, the Banco do Brasil Financing Liens have not been released, EMYC Sub shall have the right to unilaterally direct the Escrow Agent to make payments to Global of amounts from the Escrow Account up to US$14,000,000 in the aggregate; provided, that in no event shall the aggregate amounts of payments pursuant to this Section 2.4(b) exceed the sum of (x) the US$5,000,000 deposited into the Escrow Account pursuant to Section 2.2 and (y) the aggregate amount of dividends deposited into the Escrow Account on or prior to the date of determination. Global shall utilize any funds that Global receives pursuant to this Section 2.4(b) to pay dividends to Global stockholders in the third and fourth quarters of 2015 and shall not use such funds for any other purposes. For the avoidance of doubt, Renova hereby acknowledges and agrees that Global shall be permitted and entitled to use any funds that it receives from Escrow Account pursuant to the terms of this Section 2.4(b) as described in the preceding sentence.

2.5              Grant of Security Interest.

(a)                As security for the full and prompt payment and performance of its obligations under this Agreement, Renova hereby unconditionally pledges, transfers, conveys, grants and assigns to EMYC a continuing security interest in (i) the Initial Pledged TERG Shares (as defined below), as of the date hereof, and (ii) in the event that the Banco do Brasil Financing Liens are not terminated and released by September 25, 2015 or the Debentures are accelerated and declared immediately due at any time prior to the termination and release of the Banco do Brasil Financing Liens prior to September 25, 2015, the Subsequent Pledged TERG Shares (as defined below), as of September 25, 2015 or the date of such acceleration, as applicable, and (iii) all substitutions therefor and replacements of the Pledged TERG Shares (as defined below), all proceeds thereof and all rights relating thereto, including any certificates representing the Pledged TERG Shares and the right to receive any certificates representing any of the Pledged TERG Shares, together with undated powers or assignments with respect thereto, duly endorsed in blank by Renova, all rights, contractual or otherwise, in respect thereof and of all dividends, distributions of income, profits, surplus or other compensation by way of income or liquidating distributions, in cash or in kind, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in addition to, in substitution of, on account of or in exchange for any or all of the Pledged TERG Shares whether now owned or hereafter acquired by Renova and to the extent not otherwise included, all proceeds of any and all of the foregoing (collectively, the “Collateral”). For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Pledged TERG Shares or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or

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involuntary. EMYC shall have all rights and remedies of a secured party under the New York Uniform Commercial Code with respect to the Collateral. For purposes of this Agreement, the term “Initial Pledged TERG Shares” means 10,214,200 shares of TERG Common Stock transferred to Renova pursuant to the terms of the Salvador SSA, the term “Subsequent Pledged TERG Shares” means 9,007,471 shares of TERG Common Stock transferred to Renova pursuant to the terms of the Salvador SSA, and the term “Pledged TERG Shares” means the Initial Pledged TERG Shares and the Subsequent Pledged TERG Shares.

(b)               Renova hereby authorizes (i) the filing of appropriate Uniform Commercial Code financing statements describing the Collateral, or any part thereof, in order to perfect EMYC’s security interest therein, without Renova’s signature to the extent permitted by applicable Law, (ii) the equivalent filings or registrations in Brazil under applicable Brazilian law that shall be deemed necessary or reasonably advisable by EMYC for the enforcement of EMYC’s security interest in the Collateral and (iii) the entry of stop order with Global’s transfer agent with respect to the Pledged TERG Shares. Renova shall cooperate in good faith with EMYC with respect to any of the filings or registrations described in the immediately preceding sentence.

(c)                Except as otherwise provided herein and as set forth in the Salvador SSA, unless and until EMYC exercises its rights under Section 2.7, Renova shall be entitled to exercise or refrain from exercising any and all voting rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, Renova shall be the beneficial owner of the Pledged TERG Shares and the Pledged TERG Shares shall be registered in Renova’s name with the transfer agent and otherwise for all purposes.

2.6              Release. Upon the termination and extinguishment of the Banco do Brasil Financing Liens to the reasonable satisfaction of the TERG Parties:

(a)                EMYC Sub and Renova shall provide a joint instruction to Citibank to release from the Escrow Account to an account designated by Renova an amount equal to (i) (x) the US$ 5,000,000 deposited into the Escrow Account pursuant to Section 2.2 plus (y) all amounts deposited into the Escrow Account pursuant to Section 2.4(a) plus (z) all interest, income and yield earned or accrued on or in connection with the amounts described in the preceding clauses (x) and (y); minus (ii) the aggregate amounts, if any, released to Global pursuant to Section 2.4(b).

(b)               to the extent that the Pledged TERG Shares have not been sold to a third party pursuant to the terms of this Agreement, EMYC shall (i) release and terminate the security interest with respect to the Collateral, (ii) execute and deliver all such documentation, Uniform Commercial Code termination statements and instruments as are necessary to release the security interests created pursuant to this Agreement, (iii) release the stop-order with Global’s transfer agent with respect to the Pledged TERG Shares and (iv) furnish, execute and deliver such documents, instruments, certificates, notices or further assurances as Renova may reasonably request as necessary or desirable to effect such termination and release; and

(c)                provided that any cash amounts held pursuant to the Debenture Agreements have been released to Buyer or EMYC Sub, Global will reimburse Renova, any

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amounts collected and utilized by Global pursuant to Section 2.4(b). To the extent that any taxes are payable in connection with such reimbursement, Global and Renova will bear the cost of such taxes equally.

2.7              Prepayment and Acceleration of Debentures. In the event that (x) the Banco do Brasil Financing Liens are not terminated and released by January 31, 2016 or (y) the Debentures are accelerated and declared immediately due at any time prior to the termination and release of the Banco do Brasil Financing Liens and prior to January 31, 2016, EMYC shall have the right to cause to be sold all or a portion of the Pledged TERG Shares in the manner determined by EMYC in its reasonable discretion, and to use the proceeds of any such sale(s) and any remaining amount deposited into the Escrow Account (after the withdrawal of funds from the Escrow Account for the payment of dividends to Global stockholders for the third and fourth quarters of 2015 as contemplated by Section 2.4(b) above), to repay the Debentures and to cause the Banco do Brasil Financing Liens to be terminated and released. In the event that the proceeds of the sale of the Pledged TERG Shares together with any remaining cash amounts in the Escrow Account contemplated by the preceding sentence are insufficient to repay the Debentures in full, EMYC shall have the right to cause the shares of TERG Common Stock held in escrow pursuant to the terms of the Omnibus Escrow Agreement to be released from the escrow under the Omnibus Escrow Agreement and sold in the manner determined by EMYC in its reasonable discretion, and to use the proceeds of any such sale(s) to repay the Debentures. Renova shall cooperate with EMYC in connection with the foregoing, and shall execute and deliver any agreements, documents, certificates or other instruments and shall provide any information reasonably requested by EMYC in connection therewith, including any instruction to Citibank to facilitate the release of shares of TERG Common Stock under the Omnibus Escrow Agreement as described above. In the event that the sale of shares of TERG Common Stock pursuant to this Section 2.7 results in TERG having the right to request that the Renova Appointed Director resign from the Global board of directors pursuant to Section 10.15(d) of the Salvador SSA (either directly or in combination with the sale of other shares of TERG Common Stock by Renova) prior to the date on which the Global board of directors (or a committee thereof) will nominate persons for election to the Global board of directors in connection with Global’s 2016 annual stockholders meeting, notwithstanding Section 10.15(d) of the Salvador SSA, but subject to the terms of Section 10.15 of the Salvador SSA in all other respects, Global shall cause the Renova Appointed Director to be nominated to the Global board of directors in connection with Global’s 2016 annual stockholders meeting and Global will not request the resignation of such director pursuant to the terms Section 10.15(d) of the Salvador SSA during the one year term following the election of such director to the Global board of directors at Global’s 2016 annual stockholders meeting. Without limiting the provisions of this Section 2.7, in the event that any acceleration described in clause (y) of the first sentence of this Section 2.7 is the result of a breach by any TERG Party of any covenant or obligation contained in the agreements with respect to the Banco do Brasil Financing Liens, the TERG Parties (except for SunEdison and Global) shall, jointly and severally, indemnify and hold harmless Renova from and against any Losses incurred by any Renova Indemnified Party as a result of such breach and such acceleration, including any penalties payable to Banco do Brasil in connection with such acceleration, up to US$10,000,000. In the event that any shares of TERG Common Stock are released from the escrow arrangements under the Omnibus Escrow Agreement and sold pursuant to the terms of this Section 2.7 and after such release and sale Renova becomes obligated to pay any amounts under the terms of the Salvador SSA that otherwise would have been satisfied

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through the return and cancellation of shares of TERG Common Stock pursuant to the terms of the Salvador SSA, Renova hereby agrees to pay any and all such amounts in cash (subject in all cases to the terms and conditions of the Salvador SSA).

2.8              Insufficiency of Proceeds. If the amounts received from the sale of the shares of TERG Common Stock (including the Pledged TERG Shares) pursuant to Section 2.7 are insufficient to repay the Debentures in full, Renova agrees to provide the remaining funds necessary to repay the Debentures in full with cash (R$). If Renova does not, or is unable to, repay the remaining portion of the Debentures in full on or before the date that is ten (10) calendar days after written notice from EMYC (or its Affiliates) to Renova, then EMYC and its Affiliates shall be permitted to repay the outstanding amount of Debentures on behalf of Renova and Renova shall reimburse EMYC and/or its applicable Affiliate for the amount of such payment as soon as practicable and in any event within fifteen (15) calendar days following written notice from EMYC (or its Affiliates) to Renova. The amount of any payment made by EMYC or its Affiliates pursuant to Section 2.7 shall accrue interest at a rate per annum equal to the CDI. To the extent that Renova does not reimburse EMYC and its Affiliates for such payment, EMYC and its Affiliates shall be entitled to set off any such payment (including any interest accrued thereon) against (a) any future obligations of EMYC and its Affiliates under the Phase I Agreements and (b) any amount required to be paid by EMYC or its Affiliates (i) pursuant to that certain Securities Swap Agreement, dated as of July 15, 2015 (as amended, supplemented or modified and in effect from time to time), by and among EMYC, Global, SunEdison and Renova, with respect to the “Backlog Project Companies” (the “Phase II Agreement”), (ii) pursuant to that certain Put/Call Agreement, dated as of July 15, 2015 (as amended, supplemented or modified and in effect from time to time), by and among EMYC, Global and Renova with respect to the “Put/Call Assets” (the “Put/Call Asset Agreement”) and (iii) pursuant to that certain Securities Purchase Agreement, dated as of July 15, 2015 (as amended, supplemented or modified and in effect from time to time), by and among Global, SunEdison and Renova, with respect to the “Espra Project Companies”. Notwithstanding the foregoing, EMYC shall not have the right to cause to be sold more than the number of shares of TERG Common Stock necessary to generate proceeds equal to the amount necessary to prepay the Debentures in full.

2.9              Other Agreements. In the event that (x) the Banco do Brasil Financing Liens are not terminated and released by January 31, 2016 or (y) the Debentures are accelerated and declared immediately due at any time prior to the termination and release of the Banco do Brasil Financing Liens and prior to January 31, 2016, then the Parties hereby agree that notwithstanding the terms and conditions of any other agreement to the contrary, the applicable TERG Parties, including SunEdison as applicable, shall have the right in their or its sole discretion, to terminate (i) the Phase II Agreement, (ii) the Put/Call Asset Agreement and/or (iii) that certain Put/Call Agreement dated July 31, 2015 between SunEdison and Renova (as amended).

ARTICLE 3
BNDES AGREEMENTS

3.1              Closing Pursuant to BNDES Consent. The Parties hereby accept, and agree to proceed with the Closings in accordance with, the terms and conditions set forth in the BNDES Consent.

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3.2              Payment of BNDES Indebtedness. Subject to the Closings having occurred, Global hereby agrees, irrevocably and unconditionally, to pay all amounts due and owing by the Bahia Project Companies and the Salvador Project Companies pursuant to the BNDES Agreements on or before September 30, 2015 pursuant to the terms of the BNDES Consents.

ARTICLE 4
OTHER COVENANTS

4.1              Contract Transfers. Renova shall (a) use commercially reasonable efforts to complete the transfer of the Properties, Contracts with respect to the Real Property and the Material Contracts (except for the Engelmig O&M Agreement) described in Section 10.20 of each of the Phase I Agreements within thirty (30) days following the Closing Date (b) provide reasonable cooperation with EMYC Sub or Buyer, as applicable, in connection with such transfers and (c) maintain all such Properties, Contracts and Material Contracts in the ordinary course of business and to provide the applicable Project Company with the benefits of such items in the manner used by each Project Company in the operation of its business prior to the Closing Date.

4.2              Engelmig O&M Agreement. Renova shall use commercially reasonable efforts to cause Engelmig Elétrica Ltda. (“Engelmig”) to, within thirty (30) days following the Closing Date, enter into further amendments to any operation and maintenance agreement entered into by Engelmig and Renova, its Affiliates, the Project Companies and any Holdco Entities with respect to the Bahia Projects and the Salvador Projects (“Engelmig O&M Agreement”) in order to: (a) incorporate obligations of Engelmig (i) to comply with applicable anti-corruption and sanctions laws and (ii) that neither Engelmig nor anyone acting on its behalf shall take action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to, or for the benefit of, any government official insofar as such action would constitute a violation by Global of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (b) incorporate conditions related to the specific allocation of certain resources of Engelmig (such as spare parts, warehouses, personnel) and performance bonds delivered by Engelmig with respect to the Bahia Projects and the Salvador Projects. Notwithstanding the foregoing, (x) Renova shall not be liable or otherwise responsible in the event that Engelmig does not accept any of the amendments to the operation and maintenance agreement provided above provided that Renova meets its obligations to use its commercially reasonable efforts in this Section 4.2, and (y) the TERG Parties acknowledge and agree that the obligation set forth in Section 10.20 of the Phase I Agreements related to the Engelmig O&M Agreement has been duly fulfilled.

4.3              Reorganization. Each of the TERG Parties hereby acknowledges that Renova has taken or will take on the date hereof, the actions described on Schedule 4.3 hereto in connection with the implementation of the relevant Reorganization, including submitting the filings described on Schedule 4.3(a) with the Board of Trade of the State of Sao Paulo (JUCESP) and other applicable authorities, but that as of the date hereof such filings have not been registered with the Board of Trade of the State of Sao Paulo (JUCESP) and other applicable authorities. Each of the TERG Parties further acknowledges that Renova has granted to EMYC Sub and Buyer, as applicable, the powers of attorney attached as Schedule 4.3(b) hereto in connection with the relevant Reorganization, which does not discharge Renova of its obligation under the

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Phase I Agreements, including the completion of the Reorganization(s). Renova shall (a) complete each Reorganization, and use commercially reasonable efforts to complete each Reorganization within thirty (30) days following the Closing Date, and (b) take all further commercially reasonable actions, including the execution of documents, the submissions of additional filings or information with the Board of Trade of the State of Sao Paulo (JUCESP) and other applicable authorities, reasonably requested by the TERG Parties in connection with the consummation of each Reorganization. Each of the Parties hereby acknowledges and agrees with the absence of joint liability between Nova Renova Energia S.A. (“Nova Renova”), Salvador Holding S.A. and Nova Energia Holding S.A. with respect to the Reorganization or any agreements arising in connection therewith, and the Parties shall take all commercially reasonable actions in furtherance of such acknowledgement and agreement, including the execution of any relevant documents.

4.4              Insurance Policies.

(a)                The TERG Parties hereby undertake to provide, within thirty (30) days of the Closing, (i) replacement collateral required under the insurance policies provided to and as required under the agreements entered with Companhia Hidro Elétrica do Sao Francisco (CHESF) disclosed in the Renova Disclosure Letters of the Phase I Agreements and (ii) replacement of the collateral provided in Schedule 4.4 (or the provision of alternative security acceptable to the counterparty) as required under the agreement for the use of the transmission system (CUST) entered between the Project Companies and ONS – Operador Nacional do Sistema Elétrico (National Operator of the Electric System). The TERG Parties shall keep Renova reasonably informed as to the status of such matter so that Renova can request the return of the collateral provided by Renova (or its Affiliates) currently in place as of the Effective Date; provided, that, after the Closings, the TERG Parties (except for SunEdison and Global) shall indemnify and hold harmless Renova from and against all costs, expenses, losses and damages that arise out of or result from any claim under the insurance policies currently in force as of the Effective Date and through the date that the TERG Parties provide replacement collateral (or alternative security) as described in clauses (i) and (ii) above, due to any action or inaction of the TERG Parties.

(b)               Renova hereby undertakes to use its commercially reasonable efforts to assign, within two (2) Business Days after the date that Renova executes the applicable broker of record letter described in Section 4.4(c) below, the relevant property and casualty liability policies contracted by Renova relating to the Bahia Project Companies and the Salvador Project Companies, as set forth in the Renova Disclosure Letters of the Phase I Agreements, to the relevant TERG Parties so that the Bahia Project Companies and the Salvador Project Companies, and any other applicable Person, as may be requested under any relevant financing documents in connection with the Bahia Project Companies and the Salvador Project Companies, will be the insured parties of such policies.

(c)                Renova shall execute one or more broker of record letters in form and substance satisfactory to the TERG Parties within five (5) Business Days after the Closing, which shall permit the insurance consultant of the TERG Parties to coordinate the provision of the replacement collateral and the assignment of the liabilities policies described in Sections

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4.4(a) and (b), provided that TERG Parties shall bear with all costs and expenses related to such broker.

4.5              Covenants of Renova Relating to the Collateral.

(a)                Except for the security interest created by this Agreement, Renova shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, and Renova shall take all steps reasonably necessary to defend the Collateral against all Persons at any time claiming any interest therein.

(b)               Renova shall provide the TERG Parties with prior written notification of any change to Renova’s name, type of organization or jurisdiction of organization as long as the Collateral is in force.

(c)                Renova shall not take or permit any action which would, or would be reasonably expected to, materially impair EMYC’s rights in the Collateral.

(d)               Renova shall not take any action which would (or fail to take any action, the result of which failure would) impair the priority or enforceability of the security interest of EMYC in the Collateral.

(e)                Renova shall not sell, convey, transfer or assign (by operation of law or otherwise) to any Person any Collateral unless pursuant to Section 2.7 above or after the release of EMYC’s security interest in the Collateral.

4.6              Cooperation and Completion of Operating Project Consents and Notices. Renova hereby agrees to promptly take all further actions required by each Person from whom Renova is obtaining the relevant Operating Project Consents and Notices, including BNDES, BB, other banks providing guarantees under financing agreements and debenture holders, which shall include the execution of amendments to the relevant documents and the granting of the full release of all Holdco Entities’ obligations and undertakings under any Contracts not specifically related to the Salvador and Bahia Project Companies (including any collateral provided thereunder by Nova Renova), to which the Holdco Entities were a party before the Reorganization. Renova hereby agrees to promptly take any other actions reasonably requested by the relevant TERG Party and cooperate with each such TERG Party in connection with such Operating Project Consents and Notices, including the execution of any documents and the submissions of any filings or information. Additionally, if at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement with respect to the Salvador and Bahia Projects and Project Companies, the Parties shall exercise commercially reasonable efforts to take all such necessary actions.

4.7. Redemption of Nova Renova’s Shares. Renova acknowledges and agrees that the redemption of shares approved in the officers meeting of Nova Renova held on July 23, 2015 pursuant to which 39,891,800 Nova Renova shares were redeemed without the consent by the relevant lenders, notwithstanding the provisions in the applicable financing agreements with BNDES, BB and the debentures in which Nova Renova and Renova is a party. In view of this, Renova shall indemnify and hold harmless the TERG Parties from and against all Losses that exclusively arise out of or result from such redemption of Nova Renova.

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4.8 IOF Taxes. The Parties hereby acknowledge and agree that in connection with the swap contemplated by the Salvador SSA, two payments of tax on financial transactions (“IOF Tax”) will be payable in connection with the Foreign Exchange Transactions to be implemented in order to effect such swap. Notwithstanding the provisions of Section 11.1 of the Salvador SSA, the Parties hereby agree that Renova shall be responsible for one of the IOF Tax payments and Renova and EMYC Sub shall each be responsible for one-half of the second IOF Tax payment. Renova hereby agrees to pay the one-half of the IOF Tax payment EMYC Sub is responsible for pursuant to this Section 4.8 and EMYC Sub shall fully reimburse Renova for such payment. For the avoidance of doubt, EMYC Sub shall solely bear the IOF Tax levied on the remittance of the funds in connection with such reimbursement.

ARTICLE 5
CLOSING MECHANICS

5.1              Closing Cash Payments. In satisfaction of the TERG Parties’ Closing payment obligations pursuant to the Bahia SPA and this Agreement, at the Closings the TERG Parties shall pay or shall cause to be paid the following amounts:

(a)                to Citibank, as Escrow Agent pursuant to the Omnibus Escrow Agreement, US$5,000,000 pursuant to Section 2.3 hereof;

(b)               to Citibank, as Escrow Agent pursuant to the Omnibus Escrow Agreement, US$7,500 in satisfaction of Citibank’s administration fee thereunder;

(c)                to Banco J.P. Morgan S.A. (“JP Morgan”), as Escrow Agent pursuant to that certain Escrow Agreement entered into concurrently herewith among JP Morgan, Renova, and Buyer (the “Bahia Escrow Agreement”), R$15,815,030 pursuant to Section 2.3(a) of the Bahia SPA;

(d)               to JP Morgan, as Escrow Agent pursuant to the Bahia Escrow Agreement, R$20,000,000 pursuant to Section 2.3(b) of the Bahia SPA; and

(e)                to Renova, R$395,809,951 pursuant to Section 2.3(c) of the Bahia SPA.

5.2              Closing Share Deliveries. In satisfaction of the TERG Parties’ Closing swap obligations pursuant to the Salvador SSA and this Agreement, at the Closings the TERG Parties shall deliver or shall cause to be delivered the following:

(a)                to Citibank, as Escrow Agent pursuant to the Omnibus Escrow Agreement, 313,333 shares of TERG Common Stock pursuant to Section 2.3(a) of the Salvador SSA;

(b)               to Citibank, as Escrow Agent pursuant to the Omnibus Escrow Agreement, 792,495 shares of TERG Common Stock pursuant to Section 2.3(b) of the Salvador SSA; and

(c)                to Renova, 19,221,671 shares of TERG Common Stock pursuant to Section 2.3(c) of the Salvador SSA.

ARTICLE 6

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WAIVERS

6.1              Waivers under the Phase I Agreements. Based on, and in consideration for, the agreements and obligations of Renova contained herein, each TERG Party hereby waives:

(a)                the conditions precedent set forth in Section 12.2(c) of each of the Phase I Agreements with respect to any consent or approval by, or notice to, BB for the lack of termination and release of the Banco do Brasil Financing Liens before the Closings, or BNDES, except for the consents set forth in Section 3.1, or their respective Affiliates or related parties;

(b)               the conditions precedent set forth in Section 12.2(g) of the Bahia SPA and Section 12.2(h) of the Salvador SSA; and

(c)                the conditions precedent set forth in Section 12.2(h) of the Bahia SPA and Section 12.2(i) of the Salvador SSA.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1              Representations and Warranties of the TERG Parties. Each of the TERG Parties hereby represents and warrants to Renova as of the Effective Date as follows:

(a)                Such TERG Party is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation (to the extent good standing is applicable under the corporate laws of such jurisdiction), and has all requisite power and authority to conduct its business as it is now being conducted.

(b)               Such TERG Party has all requisite power and authority to execute and deliver this Agreement and any other agreement or document related hereto to which it is a party. Such TERG Party has taken all necessary action to authorize the execution and delivery of this Agreement and any other agreement or document related hereto to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and any other agreement or document related hereto to which such TERG Party is a party has been or will be duly and validly executed and delivered by such TERG Party and each constitutes the legal, valid and binding obligation of such TERG Party, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                The execution and delivery by such TERG Party of this Agreement and any other agreement or document related hereto to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by such TERG Party of this Agreement and any other agreement or document related hereto to which it is a party in accordance with their terms will not: (i) violate the organizational documents of such TERG Party; (ii) require such TERG Party to obtain any consents, approvals, authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given; (iii) violate or result in the breach of any of the terms and

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conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material Contract, to which such TERG Party is a party or by or to which such TERG Party or any of its properties is or may be bound or subject; or (iv) violate or result in the breach of Orders or any applicable Law or any Governmental Body.

(d)               There are no actions, suits, proceedings or investigations pending to which TERG Party is a party or, to the knowledge of such TERG Party, threatened against or affecting such TERG Party, that would have a material adverse effect on such TERG Party’s ability to consummate the transactions contemplated hereunder or that could otherwise cause the transactions contemplated hereunder to be reversed or unwound following the Effective Date.

7.2              Representations and Warranties of Renova. Renova hereby represents and warrants to each of the TERG Parties as of the Effective Date as follows:

(a)                Renova is a sociedade anônima (S.A.) duly formed, validly existing and in good standing under the laws of Brazil (to the extent good standing is applicable under Brazilian corporate law), and has all requisite corporate power and authority to conduct its business as it is now being conducted.

(b)               Renova has all requisite corporate power and authority to execute and deliver this Agreement and any other agreement or document related hereto to which it is a party. Renova has taken all necessary action to authorize the execution and delivery of this Agreement and any other agreement or document related hereto to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and any other agreement or document related hereto to which Renova is a party has been or will be duly and validly executed and delivered by Renova and each constitutes the legal, valid and binding obligation of Renova, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)                The execution and delivery by Renova of this Agreement and any other agreement or document related hereto to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Renova of this Agreement and any other agreement or document related hereto to which it is a party in accordance with their terms will not: (i) violate the organizational documents of Renova; (ii) require Renova to obtain any consents, approvals, authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person that have not been obtained, made or given; (iii) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material Contract, to which Renova is a party or by or to which Renova or any of its properties is or may be bound or subject; or (iv) violate or result in the breach of Orders or any applicable Law or any Governmental Body.

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(d)               There are no actions, suits, proceedings or investigations pending to which Renova is a party or, to the Knowledge of Renova, threatened against or affecting Renova, that would have a material adverse effect on Renova’s ability to consummate the transactions contemplated hereunder or that could otherwise cause the transactions contemplated hereunder to be reversed or unwound following the Effective Date.

(e)                To the Knowledge of Renova, BB is the only holder of the Debentures.

(f)                Renova has provided to the TERG Parties, true, correct and complete copies of any and all of the Debenture Agreements.

(g)               Neither Renova nor any of its Affiliates party to any Debenture Agreement is in default under any Debenture Agreement, and, to the Knowledge of Renova, no event has occurred that with the passage of time, the giving of notice or both, would become a default under any such Debenture Agreement.

(h)               The total amount of the obligations outstanding under the Debentures as of the Effective Date is R$522,140,855.00.

(i)                 The exact legal name of Renova as of the Effective Date is set forth on the signature pages of this Agreement. Renova, as of the Effective Date, does not conduct, and, during the five-year period immediately preceding the Effective Date, Renova has not conducted, business under any trade name or other name other than those set forth on Schedule 7.2(i) hereto;

(j)                 Renova’s National Registry of Legal Entities number and its chief executive office, principal place of business and the place where Renova maintains its records concerning the Pledged TERG Shares is set forth on Schedule 7.2(j)(a) hereto. The country under whose law Renova was organized is set forth on Schedule 7.2(j)(b) hereto; and

(k)               None of the Closing Holdcos has conducted any business other than (x) ownership of certain Subsidiaries of Renova prior to the Reorganization and (y) the ownership of all of the issued and outstanding ordinary shares of Salvador Eólica Participações S.A. and Bahia Eólica Participações S.A., respectively (the entities set forth in clause (y), the “Holdco Subsidiaries” and together with the Closing Holdcos, the “Holdco Entities”). None of the Holdco Subsidiaries has conducted any business other than the ownership of the relevant Operating Project Company Shares. Except for the Liabilities set forth in (a) the Renova Disclosure Letters for the Phase I Agreements relating to the Bahia Project Companies and the Salvador Project Companies only and (b) the amendments to certain financing agreements of Renova Eólica Participações S.A. (“Renova Eólica”) as set forth in the BNDES Consent (provided that it is acknowledged and agreed by the Parties that the Holdco Entities do not have any Liabilities under such financing agreements), no Holdco Entity has any Liabilities, whether actual or contingent. No Holdco Entity has any liability, including joint or subsidiary liability with other Persons (including other Holdco Entities), (i) as a result of the Reorganization, the transactions necessary to complete the Reorganization (including spin-offs) or otherwise or (ii) in connection with any Contract other than those listed in the Renova Disclosure Letters for the Phase I Agreements.

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(l)                 Each of the Closing Holdcos will own beneficially and of record and will hold good and valid title, free and clear of any Liens (except for the Permitted Liens described in clause (ix) of the definition thereof in the Phase I Agreements), and will have full power and authority to convey free and clear of any Liens (except such Liens as are imposed by EMYC or applicable securities Laws or the Permitted Liens described in clause (ix) of the definition thereof in the Phase I Agreements), shares of the Holdco Subsidiaries. Upon conveyance of the Swapped Securities to EMYC, EMYC will, directly or indirectly, own one hundred percent (100%) of each of the Holdco Subsidiaries and the Project Companies set forth in Schedule 7.2(l).

(m)             All Contracts to which each Holdco Entity is a party or is bound are listed in the Renova Disclosure Letters for the Phase I Agreements (the “Holdco Contracts”) and relate to the Bahia Project Companies or the Salvador Project Companies exclusively, except for certain financing agreements of Renova Eólica which shall be amended after the Closing, as set forth in the BNDES Consent (provided that it is acknowledged and agreed by the Parties that the Holdco Entities do not have any Liabilities under such financing agreements). No Holdco Entity is in material default under any of the Holdco Contracts to which such Holdco Entity is a party, and to the Knowledge of Renova, none of the other parties to such Holdco Contracts is in material default under any of such Holdco Contracts, and, to the Knowledge of Renova, no event has occurred that with the passage of time, the giving of notice or both, would become a material default under any such Holdco Contract. Each such Holdco Contract is valid, legally binding and enforceable against such Holdco Entity and, to the Knowledge of Renova, enforceable by such Holdco Entity in each case in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). With respect to such Holdco Contracts, no Holdco Entity has received written (or to the Knowledge of Renova, oral) notice of any uncured or unwaived material default by such Holdco Entity, or, to the Knowledge of Renova, by any other party or parties thereto. No Closing Holdco has repudiated any material provision of any Holdco Contract to which such Holdco Entity is a party and no Closing Holdco has received written (or to the Knowledge of Renova, oral) notice that any other party has repudiated any material provision of any such Holdco Contract.

(n)               There is no material Action pending or, to the Knowledge of Renova, threatened, against any Holdco Entity that affects or binds such Holdco Entity or any of their assets or properties and no Holdco Entity is subject to any outstanding Orders.

(o)               Each Holdco Entity has operated since the later of the date of its organization or formation and January 1, 2013, and is currently operating, its businesses in compliance in all material respects with, and its Properties materially conform to, all applicable Laws, and such Holdco Entity has not received any written notice of noncompliance with any such Laws relating to events, conditions or occurrences which if not remedied would be material to such Holdco Entity.

(p)               The consummation of the transactions contemplated in the Phase I Agreements and herein, and the performance thereof by the Holdco Entities, will not: (i) violate

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the Organizational Documents of any Holdco Entity; (ii) breach any material provision of any Material Contract to which a Holdco Entity is a party; (iii) require such Holdco Entity to obtain any material consents, approvals, or authorizations of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except as set forth in Operating Project Consents and Notices; (iv) if the relevant Operating Project Consents and Notices are obtained or made, violate or result in the breach of any of the material terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, or result in the acceleration of any monetary liabilities under, any Material Contract to which such Holdco Entity is a party or result in the creation of any Lien upon any of the properties of such Holdco Entity; or (v) if the relevant Operating Project Consents and Notices are obtained and made, violate or result in the breach of any applicable Orders or Laws of any Governmental Bodies except as would not be material to the applicable Holdco Entity.

(q)               No Related Party or any director, manager, officer, or employee thereof is party to any Contract or arrangement with any Holdco Entity, including any outstanding advances for capital increases (Adiantamentos Para Futuro Aumento de Capital, under Brazilian Law) and all Indebtedness of the Holdco Entities with Renova and its Affiliates was duly paid or converted in investment in the capital stock of the relevant Holdco Entity. There are no binding obligations of any Holdco Entity to provide a loan to or make a capital contribution in any other Person.

ARTICLE 8
MISCELLANEOUS

8.1              Dispute Resolution; Indemnity. Any controversy, claim or dispute between or among the Parties arising out of or related to this Agreement shall be deemed to be arising out of or related to either the Bahia SPA or the Salvador SSA, or both, as applicable, and shall be subject to the applicable provisions thereof, including the dispute resolution provisions set forth in Sections 16.1 and 16.2 of each Phase I Agreement and the indemnification provisions set forth in Articles 11 and 15 of each Phase I Agreement; provided that Renova hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to the collection or sale of any Collateral, including pursuant to Section 2.7, or to enforce any other right with respect to any Collateral, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof and (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. For the avoidance of doubt, any claim made pursuant to this Agreement shall also be deemed made pursuant to one or both of the Phase I Agreements and shall be subject to, and counted against, the limitations on indemnity set forth therein.

8.2              Notices. Any notice or other communication required or permitted hereunder shall subject to provisions of Section 16.5 of the Phase I Agreements.

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8.3              Entire Agreement. This Agreement and any other agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

8.4              Waivers and Amendments. This Agreement may be amended, modified or supplemented and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

8.5              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws and/or rules thereof that might indicate the application of the laws of any other jurisdiction (other than Section 5-1401 of the New York General Obligations Law).

8.6              Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties.

8.7              Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.8              Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

8.9              Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

8.10          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such

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counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

8.11          No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, Representative or investor of any party hereto.

8.12          No Third Party Beneficiaries. No provision of this Agreement, express or implied, is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

8.13          Delivery by Facsimile or PDF. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (PDF), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed and delivered by them on the date first set forth above.

RENOVA:

RENOVA ENERGIA, S.A.

By:_____________________________
Name:
Title:

[Signature Page to Omnibus Closing Agreement]

EMYC:

TERRAFORM GLOBAL, LLC

By:_____________________________
Name:
Title:

GLOBAL:

TERRAFORM GLOBAL, INC.

By:_____________________________
Name:
Title:

SUNEDISON:

SUNEDISON, INC.

By:_____________________________
Name:
Title:

[Signature Page to Omnibus Closing Agreement]

EMYC SUB:

TERRAFORM GLOBAL BRAZIL HOLDING B.V.

By:_____________________________
Name:
Title:

BUYER:

TERP GLBL BRASIL I PARTICIPAÇÕES S.A.

By:_____________________________
Name:
Title:

[Signature Page to Omnibus Closing Agreement]

SCHEDULE I

Description of Banco do Brasil Financing

•	Characteristics of the Debentures:
o	Regulation: Instruction CVM No. 476/2009.
o	Issuance date: December 15, 2014.
o	Type: simple, non-convertible into shares, with real securities.
o	Face Value: R$ 10,000.00.
o	Number of debentures issued: 50,000, all held by BB.
o	Total Amount issued: R$500,000,000.00.
o	Interest rate: 123.45% of CETIP DI Rate.
o	Repayment of principal amount: seven installments, as follows
▪	14.290% of principal amount on December 15, 2018
▪	14.290% of principal amount on December 15, 2019
▪	14.290% of principal amount on December 15, 2020
▪	14.290% of principal amount on December 15, 2021
▪	14.290% of principal amount on December 15, 2022
▪	14.290% of principal amount on December 15, 2023
▪	14.260% of principal amount on December 15, 2014
o	Payment of interest: semiannual payments, on every June 15 and December 15, from June 15, 2015 through December 15, 2024.
o	Prepayment: is allowed following the 37th month as of issuance date. The amount being prepaid shall correspond to the outstanding principal amount and interest accrued on the date of prepayment. The prepayment will be subject to the following fee over the amount being prepaid, according to the date of prepayment:
▪	From the 1th to 12th month: 2.53%.
▪	From the 13th to 24th month: 2.27%.
▪	From the 25th to 36th month: 2.02%.
▪	From the 37th to 48th month: 1.76%.
▪	From the 49th to 60th month: 1.51%.
▪	From the 61th to 72th month: 1.26%.
▪	From the 73th to 84th month: 1.00%.
▪	From the 85th to 96th month: 0.75%.
▪	From the 97th to 108th month: 0.50%.
▪	From the 109th to 120th month: 0.25%.
o	Total outstanding amount: R$ 522,140,855.00
•	Banco do Brasil Financing Liens:
o	Fiduciary Assignment (cessão fiduciária em garantia), from Renova Energia S.A. to the debentureholders, of the amounts deposited in the escrow account, consisting of dividends paid by (i) Nova Renova Energia S.A. to Renova Energia S.A., originated by Salvador Eólica Participações S.A. and Bahia Eólica Participações S.A. and (ii) Enerbras Centrais Elétricas S.A. to Renova Energia S.A., and pursuant to which Renova Energia S.A. is obliged to deposit all such dividends in such escrow account. The amounts of the dividends shall be retained in the escrow account, up the amount corresponding to one installment of the principal and one installment of interest, and the remaining amounts shall be invested in CDBs (Certificados de Depósitos Bancários, bank deposit certificates) and retained for the benefit of the debentureholders.

SCHEDULE II

Description of Debenture Agreements

•	Indenture of 3rd Issuance of Debentures (Instrumento Particular de Escritura da 3ª Emissão de Debêntures Simples, Não Conversíveis em Ações, em Espécie Quirografária, com Garantia Real, Série Única, para Distribuição Pública, com Esforços Restritos de Distribuição, da Renova Energia S.A.), dated as of December 17, 2014, entered into by and between Renova, as Issuer, and Planner Trustee DTVM Ltda., as trustee (the “Trustee”).
•	Assets Fiduciary Assignment Agreement (Instrumento Particular de Contrato de Cessão Fiduciária de Bens e Direitos e Outras Avenças), dated as of December 29, 2014, entered into by and between Renova, as issuer, Trustee, as trustee, and BB, Enerbrás Centrais Elétricas S.A. (“Enerbrás”) and Nova Renova Energia S.A. (“Nova Renova”), as intervening parties.
•	Escrow Account Agreement (Contrato de Administração de Contas), dated as of December 29, 2014, entered into by and between Renova, as issuer, Trustee, as trustee, and BB, as depositary.
•	Shares Fiduciary Assignment Agreement (Instrumento Particular de Contrato de Alienação Fiduciária de Ações e Outras Avenças), dated as of December 29, 2014, entered into by and between Renova, as issuer, Trustee, as trustee, and Enerbrás, as intervening party.

SCHEDULE III

BNDES Agreements

•	BNDES Loan Agreement No. 10.2.2100.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2100.1)
•	BNDES Loan Agreement No. 10.2.2101.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2101.1)
•	BNDES Loan Agreement No. 10.2.2102.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2102.1)
•	BNDES Loan Agreement No. 10.2.2103.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2103.1)
•	BNDES Loan Agreement No. 10.2.2104.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2104.1)
•	BNDES Loan Agreement No. 10.2.2105.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2105.1)
•	BNDES Loan Agreement No. 10.2.2106.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2106.1)
•	BNDES Loan Agreement No. 10.2.2107.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2107.1)
•	BNDES Loan Agreement No. 10.2.2108.1 (Contrato de financiamento mediante abertura de crédito nº 10.2.2108.1)
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) by and among Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Centrais Eólicas Alvorada S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Guanambi S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Guirapá S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and between Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Centrais Eólicas Nossa Senhora Conceição S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Pajeú do Vento S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Planaltina S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Porto Seguro S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Rio Verde S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Salvador Eólica Participações S.A., Banco Citibank S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
••	Fiduciary Assignment of Rights and Credits Agreement (Contrato de Cessão Fiduciária de Direitos. Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Serra dos Saltos S.A., Banco Citibank S.A., Salvador Eólica Participações S.A., Renova Energia S.A. and Nova Renova Energia S.A. on June 21, 2011
•	BNDES Loan Agreement No. 14.2.0365.1 (Contrato de financiamento mediante abertura de crédito nº 14.2.0365.1)
•	BNDES Onlending Agreement No. 21/00821-3 (Contrato de Financiamento mediante repasse de recursos do Banco Nacional de Desenvolvimento Econômico e Social - BNDES No. 21/00821-3)
•	Guarantee Sharing Agreement (Contrato de Compartilhamento de Garantias) executed by and among Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Banco do Brasil S.A. on December 10, 2014.
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos Creditórios, Administração de Contas e Outras Avenças) regarding BNDES Loan Agreement No. 14.2.0365.1, BNDES Onlending Agreement No. 21/00821-3 and Indenture of 1st Issuance of Debentures from Renova Eólica, as amended from time to time.
•	Share Pledge Agreement, as amended from time to time (Contrato de Penhor de ações da Holding) regarding BNDES Loan Agreement No. 14.2.0365.1, BNDES Onlending Agreement No. 21/00821-3 and Indenture of 1st Issuance of Debentures from Renova Eólica, as amended from time to time.
•	SPVs Share Pledge Agreement (Contrato de Penhor de ações dos Parques) regarding BNDES Loan Agreement No. 14.2.0365.1, BNDES Onlending Agreement No. 21/00821-3 and Indenture of 1st Issuance of Debentures from Renova Eólica, as amended from time to time.
•	Credit Rights Pledge Agreement (Contrato de Penhor de Direitos Creditórios) regarding BNDES Loan Agreement No. 14.2.0365.1, BNDES Onlending Agreement No. 21/00821-3 and Indenture of 1st Issuance of Debentures from Renova Eólica, as amended from time to time.
•	Incidental Rights Pledge Agreement (Contrato de Penhor de Direitos Emergentes) regarding BNDES Loan Agreement No. 14.2.0365.1, BNDES Onlending Agreement No. 21/00821-3 and Indenture of 1st Issuance of Debentures from Renova Eólica, as amended from time to time.
•	Equipment and Machinery Pledge Agreement (Contrato de Penhor Conjunto de Máquinas e Equipamentos) regarding BNDES Loan Agreement No. 14.2.0365.1, BNDES Onlending Agreement No. 21/00821-3 and Indenture of 1st Issuance of Debentures from Renova Eólica, as amended from time to time.
•	BNDES Loan Agreement No. 11.2.0914.1 (Contrato de financiamento mediante abertura de crédito nº 11.2.0914.1)
BNDES Loan Agreement No. 11.2.0912.1 (Contrato de financiamento mediante abertura de crédito nº 11.2.0912.1)
•	BNDES Loan Agreement No. 11.2.0913.1 (Contrato de financiamento mediante abertura de crédito nº 11.2.0913.1)
•	BNDES Loan Agreement No. 11.2.0910.1 (Contrato de financiamento mediante abertura de crédito nº 11.2.0910.1)
•	BNDES Loan Agreement No. 11.2.0911.1 (Contrato de financiamento mediante abertura de crédito nº 11.2.0911.1)
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos, Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Bahia Eólica Participações S.A. and Banco Citibank S.A. on December 07, 2011
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos, Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Candiba S.A., Banco Citibank S.A. and Bahia Eólica Participações S.A. on December 07, 2011
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos, Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Centrais Eólicas Igaporã S.A., Banco Citibank S.A. and Bahia Eólica Participações S.A. on December 07, 2011
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos, Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Ilhéus S.A., Banco Citibank S.A. and Bahia Eólica Participações S.A. on December 07, 2011
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos, Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Licínio de Almeida S.A., Banco Citibank S.A. and Bahia Eólica Participações S.A. on December 07, 2011
•	Fiduciary Assignment of Rights and Credits (Contrato de Cessão Fiduciária de Direitos, Administração de Contas e Outras Avenças) executed by and among Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Centrais Eólicas Pindaí S.A., Banco Citibank S.A. and Bahia Eólica Participações S.A. on December 07, 2011

SCHEDULE IV

BNDES Consent

See attached.

SCHEDULE 2.1

Minutes of the Debenture Holders Meeting

See attached.

SCHEDULE 2.3

Banco do Brasil Financing Liens

See attached.

SCHEDULE 4.3

Reorganization

•	Spin off Nova Renova: Spin off of Nova Renova Energia S.A. with the merger of (i) the spun off part related to the investment in Salvador Eólica Participações S.A. into Salvador Holding S.A., and (ii) the spun off part related to the investment in Renova Eólica Participações S.A. into Nova Energia Holding S.A.;

•	Salvador Eólica into Salvador Holding: Approval by Salvador Holding S.A. of the merger of the spun off part of Nova Renova related to the investment in Salvador Eólica Participações S.A. into Salvador Holding S.A..

•	Renova Eólica into Nova Energia: Approval by Nova Energia Holding S.A. of the merger of the spun off part of Nova Renova related to the investment in Renova Eólica Participações S.A. into Nova Energia Holding S.A..

SCHEDULE 4.3(a)

Filings to be submitted to JUCESP

See attached.

SCHEDULE 4.3(a)

Filings in connection with the implementation of the relevant Reorganization

•	Filling with the Board of Trade of the State of São Paulo of the minutes of shareholders meeting of Nova Renova Energia S.A. that shall approve, among other matters, the spin off of Nova Renova Energia S.A. with the merger of (i) the spun off part related to the investment in Salvador Eólica Participações S.A. into Salvador Holding S.A., and (ii) the spun off part related to the investment in Renova Eólica Participações S.A. into Nova Energia Holding S.A.
•	Filling with the Board of Trade of the State of São Paulo of the minutes of shareholders meeting of Salvador Holding S.A. that shall approve, among other matters, the merger of the spun off part of Nova Renova related to Salvador Eólica Participações S.A.
•	Filling with the Board of Trade of the State of São Paulo of the minutes of shareholders meeting of Nova Energia Holding S.A. that shall approve, among other matters, the merger of the spun off part of Nova Renova related to the investment in Renova Eólica Participações S.A. into Nova Energia Holding S.A.

SCHEDULE 4.3(b)

Powers of Attorney

See attached.

SCHEDULE 4.4

Replacement Collateral

No.	Bank Guarantee	Guarantor	Guaranteed Party	Beneficiary	Amount (R$)
1.	421.523-4	Banco Safra S.A.	C.E. Alvorada S.A.	ONS	45.952,00
2.	421.525-1	Banco Safra S.A.	C.E. Candiba S.A.	ONS	54.741,00
3.	421.526-9	Banco Safra S.A.	C.E. Guanambi S.A.	ONS	118.732,00
4.	421.527-7	Banco Safra S.A.	C.E. Guirapá S.A.	ONS	163.018,00
5.	421.528-5	Banco Safra S.A.	C.E. Igaporã S.A.	ONS	173.891,00
6.	421.529-3	Banco Safra S.A.	C.E. Ilhéus S.A.	ONS	64.199,00
7.	451.530-7	Banco Safra S.A.	C.E. Licínio de Almeida S.A.	ONS	136.424,00
8.	421.531-5	Banco Safra S.A.	C.E. N. Sra Conceição S.A.	ONS	164.738,00
9.	421.532-3	Banco Safra S.A.	C.E. Pajeú dos Ventos S.A.	ONS	148.115,00
10.	421.533-1	Banco Safra S.A.	C.E. Pindaí S.A.	ONS	135.707,00
11.	421.534-0	Banco Safra S.A.	C.E. Planaltina S.A.	ONS	157.376,00
12.	421.535-8	Banco Safra S.A.	C.E. Porto Seguro S.A.	ONS	36.608,00
13.	421.536-6	Banco Safra S.A.	C.E. Rio Verde S.A.	ONS	174.620,00
14.	421.537-4	Banco Safra S.A.	C.E. Serra do Salto S.A.	ONS	109.483,00

SCHEDULE 7.2(i)

Legal Name

• Renova Energia S.A.

SCHEDULE 7.2(j)(a)

Renova Information

Renova Energia S.A.

National Registry of Legal Entities Number (CNPJ): 08.534.605/0001-74

Principal Place of Business/Location of its Records: Av. Roque Petroni Júnior, 999 – 4th floor –
Vila Gertrudes – São Paulo/SP – Zip Code: 04707-910

SCHEDULE 7.2(j)(b)

Country of Organization

Country: Brazil

SCHEDULE 7.2(l)

Holdco Entity Subsidiaries and Project Companies

Schedule 7.2(l)

(a) Holdco Subsidiaries

No.	Company	CNPJ
1.	Salvador Eólica Participações S.A.	11.283.084/0001-34
2.	Bahia Eólica Participações S.A.	11.183.629/0001-30

(b) Salvador Project Companies

No.	Company	CNPJ
1.	Centrais Eólicas Alvorada S.A.	11.349.807/0001-50
2.	Centrais Eólicas Pajeú do Vento S.A.	11.365.985/0001-75
3.	Centrais Eólicas Planaltina S.A.	11.363.327/0001-44
4.	Centrais Eólicas Rio Verde S.A.	11.350.476/0001-79
5.	Centrais Eólicas Guirapá S.A.	11.345.796/0001-30
6.	Centrais Eólicas Nossa Senhora da Conceição S.A.	11.371.340/0001-45
7.	Centrais Eólicas Guanambi S.A.	11.350.499/0001-83
8.	Centrais Eólicas Porto Seguro S.A.	11.366.056/0001-80
9.	Centrais Eólicas Serra do Salto S.A.	11.349.836/0001-12

No.	Company	CNPJ
1.	Centrais Eólicas Pindaí S.A.	11.350.542/0001-00
2.	Centrais Eólicas Igaporã S.A.	11.366.011/0001-06
3.	Centrais Eólicas Licínio de Almeida S.A.	11.349.904/0001-43
4.	Centrais Eólicas Candiba S.A.	11.349.756/0001-67
5.	Centrais Eólicas Ilhéus S.A.	11.366.468/0001-10